Exhibit 99.1

Contact: Jeff Harkins
Investor Relations
940-297-3877
jharkins@sallybeauty.com

Sally Beauty Holdings Reports First Quarter Fiscal 2023 Results

➣	Q1 Consolidated Comparable Sales Increased 1.1%; Two-Year Stack Increased 7.2%
➣	Q1 GAAP Operating Margin of 9.0%; Adjusted Operating Margin of 10.0%
➣	Q1 GAAP Diluted EPS of $0.46; Adjusted Diluted EPS of $0.52
➣	Successful Implementation of Distribution Center Consolidation and Store Optimization Plan
➣	Maintains Fiscal 2023 Guidance

DENTON, Texas, February 2, 2023 – Sally Beauty Holdings, Inc. (NYSE: SBH) (“the Company”), the leader in professional hair color, today announced financial results for its first quarter ended December 31, 2022. The Company will hold a conference call today at 7:30 a.m. Central Time to discuss these results and its business.

Fiscal 2023 First Quarter Summary

•	Consolidated net sales of $957 million, a decrease of 2.4% compared to the prior year, driven primarily by the previously announced store closures and unfavorable foreign exchange impact;
•	Consolidated comparable sales increased 1.1%;
•	Global e-commerce sales increased 14% to $91 million, representing 9.5% of net sales;
•	GAAP gross margin at 51.0%; Adjusted Gross Margin at 50.8%;
•	GAAP operating earnings of $87 million and GAAP operating margin of 9.0%; Adjusted Operating Earnings of $95 million and Adjusted Operating Margin of 10.0%; and
•	GAAP diluted net earnings per share of $0.46 and Adjusted Diluted Net Earnings Per Share of $0.52.

“We are pleased with our first quarter results, which reflect strong execution from our teams and a continuing focus on our strategic initiatives designed to inspire a more colorful, confident and welcoming world,” said Denise Paulonis, president and chief executive officer. “During the first quarter, we delivered net sales of $957 million, Adjusted Gross Margin of 51% and Adjusted EBITDA of $126 million. In addition, we successfully implemented our distribution center consolidation and store optimization plan, furthering our goal to maximize the value of our large real estate portfolio, optimize our supply chain and provide a seamless omni-channel experience to our customers.”

“As we execute on our growth agenda, we remain focused on serving our customers and bringing a heightened level of education, expertise, innovation and services to both our Sally and BSG businesses. We remain confident that our initiatives will enable us to drive long-term growth and shareholder value.”

Update on Distribution Center Consolidation and Store Optimization Plan

The Company substantially completed the previously announced closure of approximately 350 stores and two small distribution centers. The majority of the store closures occurred in December 2022 and were mostly Sally Beauty locations in the U.S. In addition, the Company also successfully completed the optimization of its supply chain by closing two small distribution centers in Oregon and Pennsylvania and transferred the volumes to larger distribution centers, also effective in December 2022.

As part of this optimization plan, the Company incurred a $7.7 million net charge in the first quarter of fiscal 2023. The Company recorded a $45.5 million charge related to this plan in the fourth quarter of 2022. The expense savings from this optimization plan are expected to be approximately $50 million with an expected net benefit of approximately $10 million to Adjusted Operating Earnings for fiscal year 2023.

Long-Term Strategic Initiatives and Outlook

The Company remains focused on its three key strategic initiatives, launched at the start of fiscal 2023, to drive growth and profitability:

•	Enhance our customer centricity, including an expanded services ecosystem that supports professional stylists, and increased education and expertise to inspire and support all customers;
•	Grow high margin owned brands at Sally Beauty and amplify innovation; and
•	Increase the efficiency of operations and optimize our capabilities.

The Company believes these initiatives will support a long-term growth algorithm of low- to mid-single-digit net sales growth, gross margins above 50% and low double-digit operating margins.

Fiscal 2023 First Quarter Operating Results

First quarter consolidated net sales were $957.1 million, a decrease of 2.4% compared to the prior year. Consolidated comparable sales increased 1.1%. The Company was operating 395 fewer stores at the end of the quarter compared to the prior year. Foreign currency translation had an unfavorable impact of 150 basis points on consolidated net sales for the quarter. At constant currency, global e-commerce sales increased 14% compared to the prior year to $91 million or 9.5% of consolidated net sales for the quarter.

Consolidated gross profit for the first quarter was $488.6 million compared to $500.1 million in the prior year, a decrease of 2.3%. Consolidated GAAP gross margin was 51.0%, which was flat to the prior year. Higher product margin at Sally Beauty, driven by pricing leverage and higher owned brand penetration, was offset by lower product margin at Beauty Systems Group from an unfavorable sales mix shift between the segment’s stores and expanded Regis partnership. Adjusted Gross Margin, excluding the true-up of the fourth quarter fiscal 2022 non-cash inventory write-down as part of the Company’s previously announced distribution center consolidation and store optimization plan, was 50.8%, a decrease of 20 basis points compared to 51.0% in the prior year.

Selling, general and administrative (SG&A) expenses totaled $391.6 million, an increase of $5.3 million compared to the prior year. Adjusted Selling, General and Administrative Expenses, excluding COVID-19 related net expenses and other expenses, were $390.5 million, an increase of $7.0 million compared to the prior year. The increase was driven primarily by increased labor and personnel costs. As a percentage of sales, Adjusted SG&A expenses were 40.8% compared to 39.1% in the prior year.

GAAP operating earnings and operating margin in the first quarter were $86.6 million and 9.0%, compared to $112.8 million and 11.5%, in the prior year. Adjusted Operating Earnings and Operating Margin, excluding the Company’s restructuring efforts, COVID-19 related net expenses and other expenses, were $95.4 million and 10.0%, compared to $116.6 million and 11.9%, in the prior year.

GAAP net earnings in the first quarter were $50.3 million, or $0.46 per diluted share, compared to GAAP net earnings of $68.8 million, or $0.60 per diluted share in the prior year. Adjusted Net Earnings, excluding the Company’s restructuring efforts, COVID-19 related net expenses and other expenses, were $56.9 million, or $0.52 per diluted share, compared to Adjusted Net Earnings of $71.8 million, or $0.63 per diluted share in the prior year. Adjusted EBITDA in the first quarter was $125.8 million, a decrease of 13.2% compared to the prior year, and Adjusted EBITDA Margin was 13.1%, a decrease of 170 basis points compared to the prior year.

Balance Sheet and Cash Flow

As of December 31, 2022, the Company had cash and cash equivalents of $99 million and an outstanding balance of $65 million under its asset-based revolving line of credit. At the end of the quarter, inventory was $987 million, down 1.9% versus a year ago. First quarter cash flow from operations was $55.0 million. Capital expenditures in the quarter totaled $25.0 million.

The Company ended the quarter with a net debt leverage ratio of 2.2x.

Fiscal 2023 First Quarter Segment Results

Sally Beauty Supply

•

Segment net sales were $549.5 million in the quarter, a decrease of 2.1% compared to the prior year. The segment had an unfavorable impact of 210 basis points from foreign currency translation on reported sales and operated 383 fewer stores at the end of the quarter compared to the prior year. At constant currency, segment e-commerce sales increased 13% to $35 million or 6.4% of segment net sales for the quarter.

•

Segment comparable sales increased 3.0% in the first quarter. The Sally Beauty businesses in the U.S. and Canada represented 78% of segment net sales for the quarter and had a comparable sales increase of 2.6%.

•	At the end of the quarter, net store count was 3,146.
•	GAAP gross margin increased by 50 basis points to 58.9% compared to the prior year. The increase was primarily driven by higher product margin from pricing leverage and higher owned brand penetration.
•	GAAP operating earnings were $99.2 million compared to $100.6 million in the prior year, representing a decrease of 1.4%. GAAP operating margin increased to 18.0% compared to 17.9% in the prior year.

Beauty Systems Group

•

Segment net sales were $407.6 million in the quarter, a decrease of 2.7% compared to the prior year. The segment had an unfavorable impact of 60 basis points on reported sales from foreign currency translation and operated 12 fewer stores at the end of the quarter compared to the prior year. At constant currency, segment e-commerce sales increased 14% to $55 million or 13.6% of segment net sales for the quarter.

•	Segment comparable sales decreased 1.5% in the first quarter, driven primarily by continued inflationary pressures resulting in stylists buying closer to need.
•	At the end of the quarter, net store count was 1,352.
•

GAAP gross margin decreased 60 basis points to 40.5% in the quarter compared to the prior year, driven primarily by lower product margin from an unfavorable sales mix shift between the segment’s stores and expanded Regis partnership. Excluding the true-up of the fourth quarter fiscal 2022 non-cash inventory write-down as part of the Company’s previously announced distribution center consolidation and store optimization plan, Adjusted Gross Margin decreased 130 basis points to 39.8% compared to the prior year.

•

GAAP operating earnings were $49.6 million in the quarter, a decrease of 15.2% compared to $58.5 million in the prior year. GAAP operating margin in the quarter was 12.2% compared to 14.0% in the prior year.

•	At the end of the quarter, there were 688 distributor sales consultants compared to 719 in the prior year.

Fiscal Year 2023 Guidance

The Company is maintaining the following guidance for full fiscal year 2023:

•

Comparable sales, notwithstanding a notable change in consumer behavior, are expected to increase by low single digits compared to the prior year, driven by growth in key categories, sales transfer from store closures, our expanded Regis distribution and new strategic initiatives;

•

Net sales are expected to decline by low-single digits compared to the prior year. This reflects approximately 150 to 200 basis points of unfavorable impact due to store closures net of expected sales recapture rates from our optimization efforts, and approximately 150 basis points of anticipated impact from foreign exchange headwinds;

•	Gross margin is expected to remain above 50%; and
•

Adjusted Operating Margin is expected to be in the range of 8.5% and 9.5%, inclusive of investment in our store labor as we focus on elevating the expertise of our associates to drive our growth in the coming years.

*

The Company does not provide a reconciliation for forward-looking non-GAAP financial measures where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the occurrence and the financial impact of various items that have not yet occurred, are out of the Company’s control or cannot be reasonably predicted. For the same reasons, the Company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Conference Call and Where You Can Find Additional Information

The Company will hold a conference call and audio webcast today to discuss its financial results and its business at approximately 7:30 a.m. Central Time today, February 2, 2023. During the conference call, the Company may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company. The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed. Simultaneous to the conference call, an audio webcast of the call will be available via a link on the Company’s website, sallybeautyholdings.com/investor-relations. The conference call can be accessed by dialing (877) 226-8143 (International: (234) 720-6981) and referencing the access code 756778#. The teleconference will be held in a “listen-only” mode for all participants other than the Company’s current sell-side and buy-side investment professionals. A replay of the earnings conference call will be available starting at 10:30 a.m. Central Time, February 2, 2023, through February 16, 2023, by dialing (866) 207-1041 (International: (402) 970-0847) and referencing access code 7232209#. Also, a website replay will be available on sallybeautyholdings.com/investor-relations.

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH), as the leader in professional hair color, sells and distributes professional beauty supplies globally through its Sally Beauty Supply and Beauty Systems Group businesses. Sally Beauty Supply stores offer up to 7,000 products for hair color, hair care, nails, and skin care through proprietary brands such as Ion®, Strawberry Leopard®, Generic Value Products®, Beyond the Zone® and Silk Elements® as well as professional lines such as Wella®, Clairol®, OPI®, Conair® and L’Oreal®. Beauty Systems Group stores, branded as CosmoProf® or Armstrong McCall® stores, along with its outside sales consultants, sell up to 8,000 professionally branded products including Paul Mitchell®, Wella®, Matrix®, Schwarzkopf®, Kenra®, Goldwell®, Joico® and Olaplex®, intended for use in salons and for resale by salons to retail consumers. For more information about Sally Beauty Holdings, Inc., please visit https://www.sallybeautyholdings.com/.

Cautionary Notice Regarding Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which depend upon future events may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “believes,” “projects,” “expects,” “can,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” “will,” “would,” “anticipates,” “potential,” “confident,” “optimistic,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy, objectives, estimates, guidance, expectations and future plans. Forward-looking statements can also be identified by the fact that these statements do not relate strictly to historical or current matters.

Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, the risks and uncertainties related to COVID-19, and its continuing impact on the economy and those described in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended September 30, 2022. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein. We assume no obligation to publicly update or revise any forward-looking statements.

Use of Non-GAAP Financial Measures

This news release and the schedules hereto include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the United States, or GAAP, and are therefore referred to as non-GAAP financial measures: (1) Adjusted Gross Margin; (2) Adjusted

Selling, General and Administrative Expenses; (3) Adjusted EBITDA and EBITDA Margin; (4) Adjusted Operating Earnings and Operating Margin; (5) Adjusted Net Earnings; (6) Adjusted Diluted Net Earnings Per Share; and (7) Operating Free Cash Flow. We have provided definitions below for these non-GAAP financial measures and have provided tables in the schedules hereto to reconcile these non-GAAP financial measures to the comparable GAAP financial measures.

Adjusted Gross Margin – We define the measure Adjusted Gross Margin as GAAP gross margin excluding the true-up of the prior quarter’s inventory non-cash write-down for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Adjusted Selling, General and Administrative Expenses – We define the measure Adjusted Selling, General and Administrative Expenses as GAAP selling, general and administrative expenses excluding COVID-19 net expenses and other adjustments for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Adjusted EBITDA and EBITDA Margin – We define the measure Adjusted EBITDA as GAAP net earnings before depreciation and amortization, interest expense, income taxes, share-based compensation, costs related to the Company’s restructuring plans, COVID-19 related net expenses and other adjustments for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures. Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of net sales.

Adjusted Operating Earnings and Operating Margin – Adjusted operating earnings are GAAP operating earnings that exclude costs related to the Company’s restructuring plans, net expenses related to COVID-19 and other adjustments for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures. Adjusted Operating Margin is Adjusted Operating Earnings as a percentage of net sales.

Adjusted Net Earnings – Adjusted net earnings is GAAP net earnings that exclude tax-effected costs related to the Company’s restructuring plans, tax-effected net expenses related to COVID-19, and tax-effected other adjustments for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Adjusted Diluted Net Earnings Per Share – Adjusted diluted net earnings per share is GAAP diluted earnings per share that exclude tax-effected costs related to the Company’s restructuring plans, tax-effected net expenses related to COVID-19, and tax-effected other adjustments for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Operating Free Cash Flow – We define the measure Operating Free Cash Flow as GAAP net cash provided by operating activities less payments for capital expenditures (net).  We believe Operating Free Cash Flow is an important liquidity measure that provides useful information to investors about the amount of cash generated from operations after taking into account payments for capital expenditures (net).

We believe that these non-GAAP financial measures provide valuable information regarding our earnings and business trends by excluding specific items that we believe are not indicative of the ongoing operating results of our businesses; providing a useful way for investors to make a comparison of our performance over time and against other companies in our industry.

We have provided these non-GAAP financial measures as supplemental information to our GAAP financial measures and believe these non-GAAP measures provide investors with additional meaningful financial information regarding our operating performance and cash flows. Our management and Board of Directors also use these non-GAAP measures as supplemental measures to evaluate our businesses and the performance of management, including the determination of performance-based compensation, to make operating and strategic decisions, and to allocate financial resources. We believe that these non-GAAP measures also provide meaningful information for investors and securities analysts to evaluate our historical and prospective financial performance.  These non-GAAP measures should not be considered a substitute for or superior to GAAP results.  Furthermore, the non-GAAP measures presented by us may not be comparable to similarly titled measures of other companies.

Supplemental Schedules

Segment Information	1
Non-GAAP Financial Measures Reconciliations	2
Non-GAAP Financial Measures Reconciliations; Adjusted EBITDA and
Operating Free Cash Flow	3
Store Count and Comparable Sales	4

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Earnings

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,
	2022	2021	Percentage Change
Net sales	$957,055	$980,251	(2.4)%
Cost of products sold	468,481	480,122	(2.4)%
Gross profit	488,574	500,129	(2.3)%
Selling, general and administrative expenses	391,580	386,250	1.4%
Restructuring	10,406	1,099	846.9%
Operating earnings	86,588	112,780	(23.2)%
Interest expense	17,923	20,241	(11.5)%
Earnings before provision for income taxes	68,665	92,539	(25.8)%
Provision for income taxes	18,328	23,701	(22.7)%
Net earnings	$50,337	$68,838	(26.9)%

Earnings per share:
Basic	$0.47	$0.61	(23.0)%
Diluted	$0.46	$0.60	(23.3)%

Weighted average shares:
Basic	107,140	111,995
Diluted	109,460	113,968

			Basis Point Change
Comparison as a percentage of net sales
Consolidated gross margin	51.0%	51.0%	—
Selling, general and administrative expenses	40.9%	39.4%	150
Consolidated operating margin	9.0%	11.5%	(250)

Effective tax rate	26.7%	25.6%	110

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31, 2022	September 30, 2022
Cash and cash equivalents	$99,071	$70,558
Trade and other accounts receivable	75,412	72,277
Inventory	986,878	936,374
Other current assets	57,840	53,192
Total current assets	1,219,201	1,132,401
Property and equipment, net	288,732	297,876
Operating lease assets	542,806	532,177
Goodwill and other intangible assets	583,477	576,381
Other assets	34,330	38,032
Total assets	$2,668,546	$2,576,867

Current maturities of long-term debt	$65,171	$68,658
Accounts payable	296,170	275,717
Accrued liabilities	142,785	161,065
Current operating lease liabilities	156,168	157,734
Income taxes payable	16,972	4,740
Total current liabilities	677,266	667,914
Long-term debt, including capital leases	1,082,175	1,083,043
Long-term operating lease liabilities	427,168	424,762
Other liabilities	22,748	22,427
Deferred income tax liabilities, net	85,891	85,085
Total liabilities	2,295,248	2,283,231
Total stockholders’ equity	373,298	293,636
Total liabilities and stockholders’ equity	$2,668,546	$2,576,867

Supplemental Schedule 1

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended December 31,
	2022	2021	Percentage Change
Net sales:
Sally Beauty Supply ("SBS")	$549,472	$561,530	(2.1)%
Beauty Systems Group ("BSG")	407,583	418,721	(2.7)%
Total net sales	$957,055	$980,251	(2.4)%

Operating earnings:
SBS	$99,174	$100,623	(1.4)%
BSG	49,647	58,546	(15.2)%
Segment operating earnings	148,821	159,169	(6.5)%

Unallocated expenses (1)	51,827	45,290	14.4%
Restructuring	10,406	1,099	846.9%
Interest expense	17,923	20,241	(11.5)%
Earnings before provision for income taxes	$68,665	$92,539	(25.8)%

Segment gross margin:	2022	2021	Basis Point Change
SBS	58.9%	58.4%	50
BSG	40.5%	41.1%	(60)
Segment operating margin:
SBS	18.0%	17.9%	10
BSG	12.2%	14.0%	(180)
Consolidated operating margin	9.0%	11.5%	(250)

(1)	Unallocated expenses, including share-based compensation expense, consist of corporate and shared costs and are included in selling, general and administrative expenses.

Supplemental Schedule 2

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31, 2022
	As Reported (GAAP)	Restructuring (1)	COVID-19 (2)	As Adjusted (Non-GAAP)
Cost of products sold	$468,481	$2,681	$—	$471,162
Consolidated gross margin	51.0%			50.8%
Selling, general and administrative expenses	391,580	—	(1,052)	390,528
SG&A expenses, as a percentage of sales	40.9%			40.8%
Operating earnings	86,588	7,725	1,052	95,365
Operating margin	9.0%			10.0%
Earnings before provision for income taxes	68,665	7,725	1,052	77,442
Provision for income taxes (3)	18,328	1,976	270	20,574
Net earnings	$50,337	$5,749	$782	$56,868

Earnings per share:
Basic	$0.47	$0.05	$0.01	$0.53
Diluted	$0.46	$0.05	$0.01	$0.52

	Three Months Ended December 31, 2021
	As Reported (GAAP)	Restructuring and Other (1)	COVID-19 (2)	As Adjusted (Non-GAAP)
Cost of products sold	$480,122	$—	$—	$480,122
Consolidated gross margin	51.0%			51.0%
Selling, general and administrative expenses	386,250	(1,573)	(1,140)	383,537
SG&A expenses, as a percentage of sales	39.4%			39.1%
Operating earnings	112,780	2,672	1,140	116,592
Operating margin	11.5%			11.9%
Earnings before provision for income taxes	92,539	2,672	1,140	96,351
Provision for income taxes (3)	23,701	596	294	24,591
Net earnings	$68,838	$2,076	$846	$71,760

Earnings per share:
Basic	$0.61	$0.02	$0.01	$0.64
Diluted	$0.60	$0.02	$0.01	$0.63

(1)

For the three months ended December 31, 2022, restructuring represents expenses incurred primarily in connection with our  Distribution Center Consolidation and Store Optimization Plan, including $2.7 million in cost of products sold related to adjustments to our expected obsolescence reserve. For the three months ended December 31, 2021, restructuring and other represents expenses incurred primarily in connection with the Transformation Plan and cancelled debt offering during the period.

(2)

For the three months ended December 31, 2022, COVID-19 expenses related to use taxes around the donation of personal protection merchandise. For the three months ended December 31, 2021, COVID-19 expenses primarily represents costs associated with facility cleaning and COVID testing.

(3)

The provision for income taxes was calculated using the applicable tax rates for each country, while excluding the tax benefits for countries where the tax benefit is not currently deemed probable of being realized.

Supplemental Schedule 3

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations, Continued

(In thousands)

(Unaudited)

	Three Months Ended December 31,
Adjusted EBITDA:	2022	2021	Percentage Change
Net earnings	$50,337	$68,838	(26.9)%
Add:
Depreciation and amortization	25,285	24,421	3.5%
Interest expense	17,923	20,241	(11.5)%
Provision for income taxes	18,328	23,701	(22.7)%
EBITDA (non-GAAP)	111,873	137,201	(18.5)%
Share-based compensation	5,135	3,958	29.7%
Restructuring and other	7,725	2,672	189.1%
COVID-19	1,052	1,140	(7.7)%
Adjusted EBITDA (non-GAAP)	$125,785	$144,971	(13.2)%

Basis Point Change
Adjusted EBITDA as a percentage of net sales
Adjusted EBITDA margin	13.1%	14.8%	(170)

Operating Free Cash Flow:	2022	2021	Percentage Change
Net cash provided (used) by operating activities	$54,951	$(5,685)	1066.6%
Less:
Payments for property and equipment, net	25,007	26,360	(5.1)%
Operating free cash flow (non-GAAP)	$29,944	$(32,045)	193.4%

Supplemental Schedule 4

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Store Count and Comparable Sales

(Unaudited)

	As of December 31,
	2022	2021	Change
Number of stores:
SBS:
Company-operated stores (1)	3,146	3,527	(381)
Franchise stores	-	2	(2)
Total SBS	3,146	3,529	(383)
BSG:
Company-operated stores (1)	1,220	1,233	(13)
Franchise stores	132	131	1
Total BSG	1,352	1,364	(12)
Total consolidated	4,498	4,893	(395)

(1) Store count was impacted by the closure of 327 SBS stores and 14 BSG stores related to our Distribution Center and Site Optimization Plan.

Number of BSG distributor sales consultants	688	719	(31)

BSG distributor sales consultants (DSC) include 191 and 187 sales consultants employed by our franchisees at December 31, 2022 and 2021, respectively.

	Three Months Ended December 31,
	2022	2021	Basis Point Change
Comparable sales growth (decline):
SBS	3.0%	4.4%	(140)
BSG	(1.5)%	8.6%	(1,010)
Consolidated	1.1%	6.1%	(500)

Our comparable sales include sales from stores that have been operating for 14 months or longer as of the last day of a month and e-commerce revenue. Additionally, our comparable sales include sales to franchisees and full service sales. Our comparable sales excludes the effect of changes in foreign exchange rates and sales from stores relocated until 14 months after the relocation. Revenue from acquisitions are excluded from our comparable sales calculation until 14 months after the acquisition.